UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2011

Commission File Number	Name of Registrant, State of Incorporation, Address of Principal Executive Offices and Telephone Number	IRS Employer Identification Number

1-9894	Alliant Energy Corporation (a Wisconsin corporation) 4902 N. Biltmore Lane Madison, Wisconsin 53718 Telephone (608) 458-3311	39-1380265

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2011, the Compensation and Personnel Committee (the “Committee”) of the Board of Directors (the “Board”) of Alliant Energy Corporation (the “Company”) approved amendments to several of the Company’s compensation arrangements, as part of an ongoing corporate governance review, including: the Alliant Energy Corporation 2010 Omnibus Incentive Plan (the “Omnibus Plan”), the Amended and Restated Alliant Energy Deferred Compensation Plan (the “AEDCP”), the Alliant Energy Defined Contribution Supplemental Retirement Plan (the “SERP”), the Amended and Restated Alliant Energy Excess Retirement Plan (the “Excess Plan”), the Alliant Energy Corporation Severance Plan (the “Severance Plan”) and the Key Executive Employment and Severance Agreements (the “KEESAs”) for the officers of the Company, including the named executive officers. All such amendments will take effect on January 1, 2012.

The following descriptions of the amendments to these compensation arrangements are qualified in their entirety by reference to the text of the applicable amendment, which in each case, is filed herewith as an Exhibit and is incorporated herein by reference.

The Company amended the Omnibus Plan to clarify the definition of “Change of Control of the Company”.

The Company adopted substantially identical amendments to each of the AEDCP, the SERP and the Excess Plan, which we refer to collectively as the “Retirement Plans”, which amendments (i) restrict the ability of a successor to the Company to amend the Retirement Plans for a period of three years following a Change in Control of the Company (as defined in the amended Omnibus Plan) and (ii) allow the Committee (as it exists immediately prior to a Change in Control of the Company) to appoint an administrator for such Retirement Plans for a period of up to three years following such a Change in Control of the Company.

The Company amended the Severance Plan to (i) impose a 52-day time limit on the requirement that a severed employee sign a release of claims as a condition to the receipt of benefits under the Severance Plan and provide that payments and benefits commence on the 60th day following termination, (ii) conform the definition of “Cause” in the Severance Plan to the definition provided in the KEESAs and (iii) provide that retiree-eligible employees will be eligible for benefits under the Company’s subsidized retiree medical insurance program in lieu of benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (commonly referred to as COBRA) upon termination from employment.

The Committee approved an amendment to the KEESAs for the officers of the Company, including the named executive officers, which (i) conforms the definition of “Change in Control of the Company” in the KEESAs to the definition provided in the amended Omnibus Plan, (ii) alters the timing of severance payments in the event of a qualifying termination of employment and (iii) clarifies the order in which certain termination payments will be reduced to the extent that any termination payments are reduced in order to avoid the imposition of excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended.

The Company cannot currently determine the benefits, if any, to be paid under the Omnibus Plan, the Retirement Plans, the Severance Plan and the KEESAs in the future to the officers of the Company, including the named executive officers.

Item 8.01	Other Events.

On December 1, 2011, the Board amended its Corporate Governance Principles to establish a director resignation policy. The policy provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election will promptly tender his or her resignation to the Chairperson of the Board. A Resignation Committee will promptly consider that resignation and recommend to the Board, based on all relevant factors, whether to accept the tendered resignation or reject it. The Board will then act on that recommendation no later than 90 days following the date of the shareowners’ meeting at which the election occurred. The Company will promptly disclose the Board’s decision in a Current Report on Form 8-K filed with the Securities and Exchange Commission that includes a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation.

Item 9.01.	Financial Statements and Exhibits.

(a)        Not applicable.

(b)        Not applicable.

(c)        Not applicable.

(d)        Exhibits. The following exhibits are being filed herewith:

(10.1)    Amendment to the Alliant Energy Corporation 2010 Omnibus Incentive Plan

(10.2)    Amendment to the Amended and Restated Alliant Energy Deferred Compensation Plan

(10.3)    Amendment to the Alliant Energy Defined Contribution Supplemental Retirement Plan

(10.4)    Amendment to the Amended and Restated Alliant Energy Excess Retirement Plan

(10.5)    Amendment to the Alliant Energy Corporation Severance Plan

(10.6)    Form of Amendment Number One to Key Executive Employment and Severance Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Alliant Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT ENERGY CORPORATION

Date: December 5, 2011	By:	/s/ James H. Gallegos
James H. Gallegos
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment to the Alliant Energy Corporation 2010 Omnibus Incentive Plan

10.2	Amendment to the Amended and Restated Alliant Energy Deferred Compensation Plan

10.3	Amendment to the Alliant Energy Defined Contribution Supplemental Retirement Plan

10.4	Amendment to the Amended and Restated Alliant Energy Excess Retirement Plan

10.5	Amendment to the Alliant Energy Corporation Severance Plan

10.6	Form of Amendment Number One to Key Executive Employment and Severance Agreement

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